                                                Filed Pursuant to Rule 424(b)(3)
                                                  File No. 333-81137 & 333-25233


           (PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 28, 1999)

                             UP TO 9,517,060 SHARES OF
  [NABORS                         COMMON STOCK OF
INDUSTRIES,                   NABORS INDUSTRIES, INC.
  INC.
  LOGO]

                             ---------------------

    This prospectus supplement relates to the sale from time to time of shares of common stock that may be acquired by Warburg Dillon Read LLC, the standby purchaser, either upon conversion of Nabors Industries, Inc.'s 5% Convertible Subordinated Notes Due May 15, 2006 or under standby arrangements that Nabors has made with Warburg Dillon Read LLC.

    THE REDEMPTION. On June 30, 1999, Nabors called its notes for redemption on July 15, 1999. Any notes which are not converted into common stock on or before July 14, 1999 will be redeemed by the company for cash.

    REDEMPTION DATE. July 15, 1999. Any notes not converted on or before 5:00 p.m. New York City time July 14, 1999 will be redeemed for the redemption price.

    REDEMPTION PRICE. $1,035 for each $1,000 in principal amount of notes (103.5%), plus accrued interest thereon from May 15, 1999 to July 15, 1999.

    CONVERSION PRICE. $18.125 per share. Each $1,000 in principal amount of notes is convertible into 55.172 shares of common stock. Cash will be paid in lieu of fractional shares.

    BREAK EVEN PRICE. $18.91 per share. If the market price of the common stock is higher than $18.91, note holders who convert their notes will receive value greater than the amount that would have been received upon redemption. In order to realize a cash value for common stock issued on conversion, the holder may be required to sell the common stock it receives. The break even price set forth above does not take into account any brokerage or other fees or commissions which may be payable by a holder upon the sale of common stock or any taxes which may be payable upon such a sale or upon the redemption of notes.

    MARKET PRICE OF THE COMMON STOCK. $24.25 was the closing sale price of the common stock on July 6, 1999, as reported on the American Stock Exchange (symbol: "NBR"). However, the market price of the common stock will fluctuate.

    EXPIRATION DATE OF CONVERSION RIGHT. Any notes not converted by 5:00 p.m. (New York City time) on July 14, 1999 will be redeemed for cash.

    INTEREST PAYMENT RECORD DATE. May 15, 1999. Holders of the notes on the record date are entitled to receive a $8.33 interest payment payable per $1,000 of notes at redemption. Holders of notes who convert their notes will not be entitled to receive the interest payment.

    THE STANDBY ARRANGEMENTS. To address the possibility that not all the notes will be converted, Nabors has entered into a standby agreement with Warburg Dillon Read. Under the agreement, the standby purchaser:

    - will purchase from Nabors 50% of the number of those authorized but unissued shares of common stock that would have been delivered upon conversion of any notes that were either (a) duly surrendered for redemption or (b) not duly surrendered for conversion or redemption;

    - may convert any notes it holds or acquires prior to July 14, 1999;

    - may purchase notes in the open market and may convert any notes it purchases into common stock;

    - may sell the common stock so acquired and may purchase and sell common stock in market transactions, including short sales.

    The standby purchaser will pay Nabors $18.91 for each share it purchases from Nabors. The standby purchaser also will receive (a) $895,000 as a standby fee and (b) an additional amount per share equal to 3% of the purchase price for each share of common stock it purchases from Nabors.

    Notwithstanding the provisions summarized above, if the closing price of the common stock on the American Stock Exchange on July 14, 1999 is at least $19.41, and

    - 10% or less of the debentures outstanding at 9:00 a.m., New York City time, on July 7, 1999 have been either (a) duly surrendered for redemption or (b) not duly surrendered for conversion or redemption, then Nabors shall not have the right to sell any common stock to the standby purchaser; or

    - more than 10% of the debentures outstanding at 9:00 a.m., New York City time, on July 7, 1999 have been either (a) duly surrendered for redemption or (b) not duly surrendered for conversion or redemption, then Nabors shall have the right, but not the obligation, to sell to standby purchaser up to 50% of the number of shares of common stock which would have been delivered upon conversion of the principal amount of such notes which is in excess of such 10%.

                             ---------------------

    You should carefully review "Risk Factors" beginning on page 4 of the related prospectus for discussion of things you should consider when investing in securities of Nabors.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus supplement or the related prospectus. Any representation to the contrary is a criminal offense.

    You should rely only on the information contained in or incorporated by reference in this prospectus supplement or the related prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement or the related prospectus is accurate as of any date other than the date on the front of these documents.
                             ---------------------

                            WARBURG DILLON READ LLC

                                  July 7, 1999

                               TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT
Nabors......................................................   S-2
Use of Proceeds.............................................   S-2
Capitalization..............................................   S-3
Standby Arrangements........................................   S-4
Legal Matters...............................................   S-5
PROSPECTUS
Forward-Looking Statements..................................     2
Where You Can Find More Information.........................     3
Incorporation of Certain Documents by Reference.............     3
Nabors......................................................     3
Risk Factors................................................     4
Use of Proceeds.............................................     9
Ratio of Earnings to Fixed Charges..........................     9
Description of Debt Securities..............................    10
Description of Capital Stock and Depositary Shares..........    20
Description of Warrants.....................................    26
Selling Stockholders........................................    28
Plan of Distribution........................................    28
Validity of Securities......................................    30
Experts.....................................................    30

                                     NABORS

     Nabors is the largest land drilling contractor in the world, with over 470 actively marketed land rigs as of May 31, 1999. We conduct oil and gas land drilling operations in the lower 48 states of the United States, Alaska and Canada, and internationally, primarily in South America and the Middle East. Offshore, we market 25 platform, six jack-up and two barge drilling rigs in the Gulf of Mexico and several international markets. To supplement our primary businesses, we offer a number of ancillary well-site services, including oil field management, engineering, transportation, construction, maintenance, well logging and other support services, in selected domestic and international markets. In addition, we manufacture and lease or sell top drives for a broad range of drilling rig applications and we also manufacture and lease or sell rig instrumentation equipment and software to monitor rig performance. Our customers include major oil and gas companies, foreign national oil and gas companies and independent oil and gas companies. We conduct our operations primarily through subsidiaries and joint ventures.

     Nabors was incorporated in Delaware on May 3, 1978. Our principal executive offices are located at 515 West Greens Road, Suite 1200, Houston, Texas 77067. Our phone number is (281) 874-0035.

                                USE OF PROCEEDS

     The net proceeds from the sale of any common stock by Nabors to the standby purchaser under the standby arrangements discussed below will be used to fund the redemption of any notes not tendered for conversion. Excess net proceeds, if any, will be used for general corporate purposes. Nabors will not receive any proceeds from any sale by Warburg Dillon Read of shares of common stock which Warburg Dillon Read may receive upon the conversion of any notes it currently owns or may purchase on or prior to July 14, 1999.

                                 CAPITALIZATION

     The following table sets forth as of March 31, 1999: (a) the historical capitalization of Nabors, (b) the historical capitalization of Nabors as adjusted for the acquisition of Bayard Drilling Technologies, Inc. on April 7, 1999, after giving effect to (i) the repayment of approximately $14.3 million of Bayard debt immediately following the acquisition and (ii) the assumed tender of $100.0 million aggregate principal amount of Bayard's 11% Senior Notes due 2005 at 111%, excluding $4.2 million of notes owned by a Nabors affiliate, (c) the historical capitalization of Nabors as adjusted for the Bayard acquisition and as further adjusted to give effect to the conversion of all of the Nabors 5% Convertible Subordinated Notes into Nabors common stock, plus related fees and
(d) the historical capitalization of Nabors as adjusted for the Bayard acquisition and as further adjusted to give effect to the sale of the maximum number of shares of Nabors common stock to the standby purchaser and the redemption of all of the Nabors 5% Convertible Subordinated Notes for cash at 103.5%, plus accrued interest and related fees.

                                                               AS OF MARCH 31, 1999
                                           ------------------------------------------------------------
                                                                      AS ADJUSTED FOR   AS ADJUSTED FOR
                                                        AS ADJUSTED    CONVERSION OF     REDEMPTION OF
                                           HISTORICAL   FOR BAYARD       NOTES(1)          NOTES(1)
                                           ----------   -----------   ---------------   ---------------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Cash and cash equivalents and short-term
  marketable securities..................  $  313,862   $  185,572      $  191,392        $   98,694
                                           ==========   ==========      ==========        ==========
Short-term borrowings and current portion
  of long-term obligations:
  Short-term borrowings..................  $    4,640   $    4,640      $    4,749        $    4,749
  Current portion of long-term
     obligations.........................       7,002        8,304           1,927             1,927
                                           ----------   ----------      ----------        ----------
          Total short-term obligations...  $   11,642   $   12,944      $    6,676        $    6,676
                                           ==========   ==========      ==========        ==========
Long-term obligations:
  5% Convertible Subordinated Notes......  $  172,498   $  172,498      $       --        $       --
  9.18% Senior Secured Notes.............      40,000       40,000          40,000            40,000
  6.80% Senior Unsecured Notes...........     325,000      325,000         325,000           325,000
  Other long-term obligations............         469        1,152             841               841
                                           ----------   ----------      ----------        ----------
          Total long-term obligations,
            net of current maturities....     537,967      538,650         365,841           365,841
                                           ----------   ----------      ----------        ----------
Stockholders' equity:
  Capital stock, par value $.10 per
     share, 200,000 shares authorized;
     issued and outstanding 101,407,
     107,573, 117,090 and 112,331........      10,141       10,757          11,709            11,233
  Capital in excess of par value.........     394,840      469,056         640,602           555,855
  Accumulated other comprehensive
     expense.............................      (4,775)      (4,775)         (4,775)           (4,775)
  Retained earnings......................     490,533      490,533         490,533           490,533
  Less treasury stock at cost, 589 common
     shares..............................      (4,817)      (4,817)         (4,817)           (4,817)
                                           ----------   ----------      ----------        ----------
          Total stockholders' equity.....     885,922      960,754       1,133,252         1,048,029
                                           ==========   ==========      ==========        ==========
          Total capitalization...........  $1,423,889   $1,499,404      $1,499,093        $1,413,870
                                           ==========   ==========      ==========        ==========
Total short-term and long-term
  obligations, net of cash and cash
  equivalents and marketable
  securities.............................  $  235,747   $  366,022      $  181,125        $  273,823
                                           ----------   ----------      ----------        ----------

---------------

(1) Reflects a $7.5 million increase in cash and cash equivalents and short-term marketable securities, a $.1 million increase in short-term borrowings and $6.7 million in principal payments on long-term obligations subsequent to March 31, 1999, as further adjusted for the Bayard acquisition.

                              STANDBY ARRANGEMENTS

     Nabors has entered into an agreement with Warburg Dillon Read LLC to address the possibility that some of the notes will not be converted into common stock. Subject to the terms and conditions stated in the agreement, Warburg Dillon Read LLC has agreed to act as a "standby purchaser" and purchase from Nabors 50% of the number of shares of common stock that would have been issuable upon conversion of any notes that were either (a) duly surrendered for redemption or (b) not duly surrendered for conversion or redemption. The standby purchaser will purchase the shares from Nabors at $18.91 per share. Notwithstanding the provisions summarized above, if the closing price of the common stock on the American Stock Exchange on July 14, 1999 is at least $19.41, and

     (1) 10% or less of the debentures outstanding at 9:00 a.m., New York City time, on July 7, 1999 have been either (a) duly surrendered for redemption or (b) not duly surrendered for conversion or redemption, then Nabors shall not have the right to sell any common stock to the standby purchaser; or

     (2) more than 10% of the debentures outstanding at 9:00 a.m., New York City time, on July 7, 1999 have been either (a) duly surrendered for redemption or (b) not duly surrendered for conversion or redemption, then Nabors shall have the right, but not the obligation, to sell to the standby purchaser up to 50% of the number of shares of common stock which would have been delivered upon conversion of the principal amount of such notes which is in excess of such 10%.

     The standby purchaser may purchase notes in the market or otherwise on or before July 14, 1999, and may convert into common stock all of the notes which it holds or acquires. In addition, the standby purchaser may sell the common stock so acquired and may purchase and sell common stock in market transactions, including short sales. The standby purchaser intends to offer for resale any common stock purchased from Nabors or acquired upon conversion of notes by the standby purchaser. The standby purchaser may make sales to dealers at prices which reflect concessions from the prices at which shares are being offered to the public. The amount of those concessions will be determined from time to time.

     As compensation for the standby purchaser's commitment to purchase the shares, Nabors will pay the standby purchaser $895,000. The standby purchaser also will receive a fee based on the number of shares it purchases from Nabors. The fee will be 3.0% of the purchase price ($0.5673 per share). The standby fee described in clause (a) above will be paid by Nabors to the standby purchaser as follows: (1) $576,667 promptly following the execution of the standby agreement, and (2) $318,333 within the next 12 months. Notwithstanding the foregoing, the $318,333 referenced above will be reduced by an amount equal to 50% of the net underwriting, placement agent or purchaser discounts, commissions or fees actually paid by Nabors to the standby purchaser in such 12-month period in connection with the standby purchaser acting as lead or co-manager of an underwritten public offering (or lead or co-purchaser or agent for private placements of securities eligible for resale under Rule 144A under the Securities Act of 1933) of Nabors' securities.

     Nabors has agreed that it will not, without the prior written consent of the standby purchaser, offer, sell, grant any option for the sale of, or otherwise dispose of any shares of common stock of the company or any securities convertible into, or exchangeable for, common stock for a period of time. That period will commence on the date of this prospectus supplement and end 90 days after such date. This agreement does not affect Nabors' ability to grant options to purchase shares of common stock under existing stock option plans, to allow the exercise of options granted under Nabors' existing stock option plans or to issue shares of common stock or other securities convertible into or exchangeable for common stock as consideration in an acquisition of the stock or assets of another entity (not to exceed 10% of the currently outstanding shares of common stock for acquisitions other than those currently pending).

     Nabors also has agreed that, if the standby purchaser purchases any shares of common stock, then for a period of 90 days after the closing of the purchase, the company will not acquire any shares of its common stock. Nabors further has agreed that, during this 90 day period, it will not take any other action to reduce the number of shares of common stock after taking into account the purchase of shares by the standby purchaser.

     The standby purchaser or its affiliates may in the future provide investment banking and other financial services to Nabors or its affiliates for which it will receive compensation. The standby purchaser may assist in the solicitation of conversions by holders of notes but will not receive a commission for its assistance.

     Nabors has agreed to indemnify the standby purchaser against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the standby purchaser may be required to make in respect of any of those liabilities.

                                 LEGAL MATTERS

     The validity of the common stock offered will be passed upon for Nabors by Winston & Strawn, New York, New York. Certain legal matters will be passed on for the standby purchaser by Vinson & Elkins L.L.P., Houston, Texas.

                                               Filed Pursuant to Rule 424(B)(3)
                                                     Registration No. 333-25233
PROSPECTUS

                                  $500,000,000
 [NABORS                     NABORS INDUSTRIES, INC.
INDUSTRIES,       DEBT SECURITIES, PREFERRED STOCK, COMMON STOCK,
INC. LOGO]                DEPOSITARY SHARES, AND WARRANTS

     This Prospectus relates to Nabors Industries, Inc.'s:

     - debentures, notes and other debt securities in one or more series which may be either senior debt securities or subordinated debt securities;

     - shares of Nabors' preferred stock, $.10 par value per share issuable in a series to be designated by its board of directors (which may be issued in the form of depositary shares evidenced by depositary receipts);

     - shares of its common stock, $.10 par value per share; and

     - warrants to purchase debt securities, preferred stock or common stock of Nabors.

     Specific terms of the particular securities being offered will be disclosed in an accompanying Prospectus Supplement.

     In addition, shares of common stock may be offered from time to time by stockholders of Nabors. Any selling stockholders will be identified, and the number of shares to be offered by them will be specified, in a Prospectus Supplement to this Prospectus. Nabors will not receive proceeds of any sale of shares by the Selling Stockholders.

     The aggregate initial offering price of all of the securities which may be sold pursuant to this Prospectus will not exceed U.S. $500,000,000, or its equivalent based on the applicable exchange rate at the time of issue in one or more foreign currencies or currency units as shall be designated by Nabors.

     The common stock is listed on the American Stock Exchange under the trading symbol "NBR." Any common stock sold pursuant to a Prospectus Supplement will be listed on that exchange, subject to official notice of issuance. On June 17, 1999, the closing price of a share of common stock on that exchange was $24.3125 per share.

     Unless otherwise specified in a Prospectus Supplement, the senior debt securities, when issued, will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of Nabors. The subordinated debt securities, when issued, will be subordinated in right of payment to all senior debt of Nabors.

     A Prospectus Supplement may contain information concerning certain United States federal income tax considerations applicable to the securities offered.
                             ---------------------

     You should carefully review "Risk Factors" beginning on page 4 for a discussion of things you should consider when investing in securities of Nabors.
                             ---------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
                             ---------------------

     This Prospectus may not be used to consummate sales of securities unless accompanied by a Prospectus Supplement.

                 The date of this Prospectus is June 28, 1999.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Forward-Looking Statements..................................    2
Where You Can Find More Information.........................    3
Incorporation of Certain Documents by Reference.............    3
Nabors......................................................    3
Risk Factors................................................    4
Use of Proceeds.............................................    9
Ratio of Earnings to Fixed Charges..........................    9
Description of Debt Securities..............................   10
Description of Capital Stock and Depositary Shares..........   20
Description of Warrants.....................................   26
Selling Stockholders........................................   28
Plan of Distribution........................................   28
Validity of Securities......................................   30
Experts.....................................................   30

                           FORWARD-LOOKING STATEMENTS

     The statements in this document and the documents incorporated by reference that relate to matters that are not historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. When used in this document and the documents incorporated by reference, words such as "anticipate," "believe," "expect," "plan," "intend," "estimate," "project," "will," "could," "may," "predict," and similar expressions are intended to identify forward-looking statements. Future events and actual results may differ materially from the results set forth in or implied in the forward-looking statements. Factors that might cause such a difference include:

     - fluctuations in worldwide prices and demand for oil and gas;

     - fluctuations in levels of oil and gas exploration and development activities;

     - fluctuations in the demand for contract drilling services;

     - the existence of competitors, technological changes and developments in the industry;

     - the existence of operating risks inherent in the contract drilling industry;

     - the existence of regulatory uncertainties, the possibility of political instability in any of the countries in which Nabors does business; and

     - year 2000 issues and general economic conditions, in addition to the other matters discussed under "Risk Factors."

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's web site at http://www.sec.gov. In addition, documents filed by Nabors can be inspected at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

          (1) Nabors' Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "1998 Form 10-K");

          (2) Nabors' Current Report on Form 8-K filed with the Securities and Exchange Commission on April 22, 1999;

          (3) Nabors' Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999; and

          (4) The description of the Common Stock and the Preferred Stock contained in Amendment No. 1 to the Registration Statement on Form 8-A (File No.1-9245) filed with the Securities and Exchange Commission on May 20, 1992, and any subsequent amendment thereto filed for the purposes of updating such description.

     Nabors will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this Prospectus, other than exhibits to any such document not specifically described above. Requests for such documents should be directed to Daniel McLachlin, Corporate Secretary, Nabors Industries, Inc., 515 West Greens Road, Suite 1200, Houston, Texas 77067; telephone number: (281) 874-0035.

                                     NABORS

     Nabors is the largest land drilling contractor in the world, with over 470 actively marketed land rigs as of May 31, 1999. We conduct oil and gas land drilling operations in the lower 48 states of the United States, Alaska and Canada, and internationally, primarily in South America and the Middle East. Offshore, we market 25 platform, six jack-up and two barge drilling rigs in the Gulf of Mexico and several international markets. To supplement our primary businesses, we offer a number of ancillary well-site services, including oil field management, engineering, transportation, construction, maintenance, well logging and other support services, in selected domestic and international markets. In addition, we manufacture and lease or sell top drives for a broad range of drilling rig applications and we also manufacture and lease or sell rig instrumentation equipment and software to monitor rig performance. Our customers include major oil and gas companies, foreign national oil and gas companies and independent oil and gas companies. We conduct our operations primarily through subsidiaries and joint ventures.

     Nabors was incorporated in Delaware on May 3, 1978. Our principal executive offices are located at 515 West Greens Road, Suite 1200, Houston, Texas 77067. Our phone number is (281) 874-0035.

                                  RISK FACTORS

     You should carefully consider the following risk factors and all of the other information set forth or incorporated by reference in this Prospectus and any applicable Prospectus Supplement before you purchase any of Nabors' securities. This Prospectus, any applicable Prospectus Supplement and the documents incorporated by reference contain forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus, any applicable Prospectus Supplement and the documents incorporated by reference into this document. See "Forward-Looking Statements."

RISKS RELATED TO NABORS' BUSINESS GENERALLY

Decreased oil and gas prices
could adversely affect drilling
activity and Nabors' revenues,
cash flows and profitability.        Nabors' operations are materially dependent
                                     upon the level of activity in oil and gas exploration and production. Both short-term and long-term trends in oil and gas prices affect the level of such activity. Oil and gas prices and, therefore, the level of drilling, exploration and production activity, can be volatile. Worldwide military, political and economic events, including initiatives by the Organization of Petroleum Exporting Countries, affect both the demand for, and the supply of, oil and gas. Fluctuations during the last year in the demand and supply of oil and gas have contributed to, and are likely to continue to contribute to, price volatility. Nabors believes that any prolonged reduction in oil and gas prices would depress the level of exploration and production activity. This would likely result in a corresponding decline in the demand for Nabors' services and could have a material adverse effect on Nabors' revenues, cash flows and profitability.
                                     There can be no assurances as to the future level of demand for Nabors' services or future conditions in the drilling industry.
                                     Beginning in early 1998, domestic land
                                     drillers, including Nabors, experienced a significant downturn in demand for their drilling rigs. The downturn has since impacted offshore and international drilling activity. Nabors believes the downturn is attributable in large part to sharp drops in oil prices that began in late 1997 and have continued through 1998 and into 1999. The decline in crude oil prices negatively impacted the revenues of oil companies, who have responded by reducing exploration and development activity. Decreased demand has adversely affected Nabors by lowering utilization of Nabors' rigs and reducing the day rates
                                     Nabors can charge for its rigs. Although oil and gas prices have improved recently, drilling activity continues to lag behind.
                                     There can be no assurance as to when rig use will increase.



Nabors operates in a highly
competitive industry with excess
drilling capacity, which may
adversely affect Nabors' results
of operations.                       The drilling and workover industry in which
                                     Nabors operates is very competitive.
                                     Contract drilling companies compete
                                     primarily on a regional basis, and
                                     competition may vary significantly from
                                     region to region at any particular time.
                                     Many drilling rigs can be readily moved
                                     from one region to another in response to changes in levels of activity, which may result in an oversupply of rigs in such area. In many markets in which Nabors operates, the number of rigs available for use exceeds the demand for rigs, resulting in price competition. Most drilling and workover contracts are awarded on the basis of competitive bids, which also results in intense price competition.
                                     The land drilling market generally is more competitive than the offshore drilling market because there are a larger number of rigs and competitors.

                                     In all of the markets in which Nabors
                                     operates, price and the availability and condition of equipment are the most significant factors in determining which drilling contractor is awarded a job. Other factors include the availability of trained personnel possessing the required specialized skills, the overall quality of service and safety record and the ability to offer ancillary services. In international markets, experience in operating in certain environments and customer alliances have also been factors in the selection of Nabors.

                                     Certain competitors are present in more
                                     than one of Nabors' regions, although no one competitor operates in all of these areas. In the lower 48 states of the United States, the next largest competitors have over 100 rigs, based on industry reports, and several hundred competitors have smaller national, regional or local rig operations. In the Alaska market, Nabors has approximately five major competitors. In Canada and offshore, Nabors competes with several companies of varying size, many of which have more significant operations in those areas than Nabors. Internationally, Nabors competes directly with various competitors at each location where it operates. Nabors believes that the market for land drilling contracts will continue to be competitive for the foreseeable future. Although Nabors believes it has a strong competitive position in the domestic land market, certain of its competitors internationally and offshore may be better positioned in these markets and have newer and more desirable equipment, allowing them to compete more effectively.

The nature of Nabors' operations
present inherent risks of loss that,
if not insured or indemnified
against, could adversely affect
its results of operations.           Nabors' operations are subject to many
                                     hazards inherent in the drilling, workover and well servicing industries, including blowouts, cratering, explosions, fires, loss of well control, loss of hole, damaged or lost drilling equipment and damage or loss from inclement weather, any of which could result in personal injury or death, damage to or destruction of equipment and facilities, suspension of operations, environmental damage and damage to the property of others. Nabors' offshore operations are also subject to the hazards of marine operations including capsizing, grounding, collision, damage from heavy weather or sea conditions and unsound bottom conditions. In addition, Nabors' international operations are subject to risks of war, civil disturbances or other political events. Generally, drilling contracts provide for the division of responsibilities between a drilling company and its customer, and Nabors seeks to obtain indemnification from its customers by contract for certain of these risks. To the extent that Nabors is unable to transfer such risks to customers by contract or indemnification agreements,
                                     Nabors seeks protection through insurance which its management considers to be adequate. However, there is no assurance that such insurance or indemnification agreements will adequately protect Nabors against liability from all of the consequences of the hazards described above. The occurrence of an event not fully insured or indemnified against, or the failure of a customer to meet its indemnification obligations, could result in substantial losses to Nabors. In addition, there can be no assurance that insurance will be available to cover any or all of these risks, or, even if available, that it will be adequate or that insurance premiums or other costs will not rise significantly in the future, so as to make such insurance prohibitive.

The profitability of Nabors'
international operations could be
adversely affected by war, civil
disturbance or economic turmoil.     Nabors' business is subject to additional
                                     risks of loss associated with conducting business abroad. Nabors derives a significant portion of its business from international markets, including major operations in Canada, the Middle East, the Commonwealth of Independent States and
                                     South and Central America. These operations are subject to various risks, including the risk of war, civil disturbances and governmental activities, that may limit or disrupt markets, restrict the movement of funds or result in the deprivation of contract rights or the taking of property without fair compensation. In certain countries, Nabors' operations may be subject to the additional risk of fluctuating currency values and exchange controls. In the international markets in which Nabors operates, it is subject to various laws and regulations that govern the operation and taxation of its business and the import and export of its equipment from country to country, the imposition, application and interpretation of which can prove to be uncertain.

Exposure to environmental
liabilities could adversely
affect Nabors' results of
operations.                          The drilling of oil and gas wells is
                                     subject to various federal, state, local and foreign laws, rules and regulations.
                                     The cost to Nabors of compliance with these laws and regulations may be substantial.
                                     For example, federal law imposes specific design and operational standards on rigs and platforms. Failure to comply with these requirements could subject Nabors to substantial civil and criminal penalties as well as potential court injunctions. In addition, federal law imposes a variety of regulations on "responsible parties" related to the prevention of oil spills and liability for damages from such spills.
                                     Nabors, as an owner and operator of onshore and offshore rigs, may be deemed to be a responsible party under federal law.
                                     Federal law assigns liability to a
                                     responsible party of oil removal costs and subjects a responsible party to a variety of public and private damages. In some circumstances, federal law imposes liability without regard to negligence or fault, resulting in substantial costs to the party upon whom such liability is imposed. Nabors generally tries to require its customers to contractually assume responsibility for compliance with environmental regulations. However, Nabors is not always successful in shifting all of these risks.

RISKS RELATED TO NABORS' OPERATIONS

Nabors could be adversely affected
if it loses the services of
Mr. Isenberg, Mr. Petrello or
Mr. Stratton.                        Nabors' business is dependent to a
                                     significant extent upon the performance of certain key individuals, including Eugene
                                     M. Isenberg, Anthony G. Petrello and
                                     Richard A. Stratton. Each of these
                                     individuals has entered into an employment agreement with Nabors. The loss of the services of Mr. Isenberg, Mr. Petrello and/or Mr. Stratton could have a material adverse affect upon Nabors.

Nabors, as a holding company,
depends on its subsidiaries to
meet its financial obligations.      We are a holding company with no
                                     significant assets other than the stock of our subsidiaries. In order to meet our financial needs, we will rely exclusively on repayments of interest and principal on intercompany loans made by us to our operating subsidiaries and income from dividends and other cash flow from such subsidiaries. We cannot assure you that our operating subsidiaries will generate sufficient net income to pay upstream dividends or cash flow to make payments of interest and principal to us in respect of our intercompany loans.

Existing dividend policies and
contractual restrictions limit
our ability to pay dividends.        As part of our policy, Nabors has not paid
                                     any dividends on any common stock since
                                     1982. We do not anticipate that we will pay any dividends on the common stock in the foreseeable future. Certain of our debt instruments include covenants restricting
                                     Nabors' ability to pay dividends or to make certain other distributions to stockholders. In connection with the offering of any dividend-paying Preferred
                                     Stock, the applicable Prospectus Supplement will set forth the amount available for distribution as of the end of the most recent fiscal period under our debt instruments.

As Nabors and its shareholders
have a considerable number of
shares of common stock available
for issuance and resale, significant
issuances or resales in the future
may adversely affect the market
price of the common stock.           As of May 31, 1999, there were 107,010,097
                                     shares of common stock outstanding,
                                     19,543,434 shares of common stock were
                                     reserved for issuance pursuant to option and employee benefit plans, and 9,517,132 shares of common stock were reserved for issuance upon the conversion of certain of our debt securities. In addition, we have reserved 333,998 shares of common stock for issuance upon the exercise of outstanding warrants and 19,750,000 shares of common stock for issuance upon the consummation of our pending acquisition of Pool Energy
                                     Services Co. For more information
                                     concerning this pending acquisition, please see our Form 10-Q for the period ended
                                     March 31, 1999 under "Management's
                                     Discussion and Analysis of Financial
                                     Condition and Results of Operations --
                                     Liquidity and Capital Resources." The
                                     exercise price of many of these options is substantially lower than the trading prices of common stock on that date. In addition, the exercise of certain of these options may cause Nabors to issue to the exercising holders additional options to purchase shares of common stock at an exercise price equal to the fair market value of common stock on the date of issuance and we may issue additional options in the future under stock option plans or otherwise. Certain of the shares to be issued pursuant to the exercise of options may be "restricted securities," as that term is defined in Rule 144 promulgated under the Securities Act. The sale, or availability for sale, of substantial amounts of common stock in the public market due to the exercise of options (and, where applicable, sales pursuant to Rule 144) could adversely affect the prevailing market price of the common stock and could impair our ability to raise additional capital through the sale of equity securities.

Provisions of our organizational
documents may deter a change of
control transaction and decrease
the likelihood of a shareholder
receiving a change of control
premium. Nabors' board of directors is divided into three classes of directors, with each class serving a staggered three-year term. In addition, our board of directors has the authority to issue up to 10,000,000 shares of preferred stock and to determine the price, rights (including voting rights), conversion ratios, preferences and privileges of that stock without further vote or action by the holders of the common stock. Although we have no present plans to issue shares of preferred stock, the classified board and the Board's ability to issue additional shares of preferred stock may discourage, delay or prevent changes in control of Nabors that are not approved by the board of directors, thereby possibly preventing certain Nabors' stockholders from realizing a possible premium on their shares.

The absence of a public market
for certain of the securities
described herein could limit
a purchaser's ability to resell
them. All Debt Securities, Preferred Stock, Depositary Shares and Warrants sold or offered under this Prospectus will be new issues of securities of Nabors with no established trading market. Any underwriters to whom Nabors sells Debt Securities, Preferred Stock, Depositary Shares or Warrants for public offering and sale may make a market in such securities, but the underwriters will not be obligated to do so and may discontinue any market-making at any time without notice. Consequently, no assurance can be given as to the liquidity of any secondary market for Debt Securities, Preferred Stock, Depositary Shares or Warrants.

Year 2000 issues present risks to
our business operations in several
ways. The year 2000 issue refers to the potential inability of computer systems and technologies to properly recognize and process dates beyond December 31, 1999. In such case our computer systems and those of our customers and suppliers may not work properly and adversely affect our business. For more information on these issues and our plans to respond to these risks, please see our Form 10-Q for the quarter ended March 31, 1999 under "Management's Discussion and Analysis of Financial Condition and Results of Operations
                                     -- Other Matters -- Year 2000 Issue and
                                     Compliance Program" which we specifically incorporate into this Prospectus by reference.

                                USE OF PROCEEDS

     Except as may be set forth in a Prospectus Supplement, Nabors will use the net proceeds from any sale of the securities described in this Prospectus for future business acquisitions and other general corporate purposes, such as working capital, investment in subsidiaries, the retirement of existing debt (if economically prudent) and/or the repurchase of shares of common stock or other securities. The exact amounts to be used and when the net proceeds will be applied to corporate purposes will depend on a number of factors, including our funding requirements and the availability of alternative funding sources. Nabors routinely reviews acquisition opportunities. A Prospectus Supplement will disclose any future proposal to use net proceeds from an offering of our securities to finance any specific acquisition, if applicable.

     Nabors will not receive any proceeds from any sale of shares of Common Stock by the Selling Shareholders.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for each of the periods set forth below has been computed on a consolidated basis and should be read in conjunction with Nabors' consolidated financial statements (including the notes thereto) set forth or incorporated by reference in Nabors' 1998 Form 10-K for the fiscal year ended December 31, 1998 and Nabors' quarterly report on Form 10-Q for the fiscal quarter ended March 31, 1999.

                       RATIO OF EARNINGS TO FIXED CHARGES

 THREE MONTHS       FISCAL YEAR        THREE MONTHS      FISCAL YEARS ENDED SEPTEMBER 30,
    ENDED              ENDED               ENDED         ---------------------------------
MARCH 31, 1999   DECEMBER 31, 1998   DECEMBER 31, 1997    1997     1996     1995     1994
--------------   -----------------   -----------------   ------   ------   ------   ------
     4.52              11.56               15.15         10.97     7.09     7.67     1.65

     For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of pretax income from continuing operations plus fixed charges (excluding capitalized interest). "Fixed charges" represent interest incurred (whether expensed or capitalized), amortization of debt expense, and that portion of rental expense on operating leases deemed to be the equivalent of interest. No preferred stock was outstanding during any of the periods presented and, as a result, the ratio of earnings to combined fixed charges and preferred stock dividends was the same as the ratio of earnings to fixed charges.

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may not apply to the Debt Securities so offered will be described in a Prospectus Supplement relating to such Debt Securities.

     The Senior Debt Securities are to be issued under a separate indenture (as supplemented or otherwise modified, from time to time, the "Senior Indenture"), to be entered into between Nabors and a trustee named in the applicable Prospectus Supplement. The Subordinated Debt Securities are to be issued under a separate indenture (as supplemented or otherwise modified, from time to time the "Subordinated Indenture"), to be entered into between Nabors and a trustee named in the applicable Prospectus Supplement. (The Senior Indenture and the Subordinated Indenture are referred to collectively herein as the "Indentures." The trustee under the Senior Indenture and the trustee under the Subordinated Indenture are each referred to herein as the "Trustee.") The following summaries of certain provisions of the Senior Debt Securities, the Subordinated Debt Securities and the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures applicable to a particular series of Debt Securities, including the definitions therein of certain terms. Copies of the forms of the Indentures are incorporated as exhibits to the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibits. See "Available Information." Article and Section references used herein are references to the applicable Indenture. Capitalized terms not otherwise defined in this Description of Debt Securities will have the meaning given in the Indentures. Wherever particular Sections, Articles or defined terms of the Indentures are referred to, it is intended that those Sections, Articles or defined terms shall be incorporated herein by reference.

GENERAL

     The Indentures do not limit the aggregate principal amount of Debt Securities which may be issued thereunder and each Indenture provides that Debt Securities may be issued thereunder from time to time in one or more series. Unless otherwise specified in an applicable Prospectus Supplement, the Senior Debt Securities, when issued, will be unsecured and unsubordinated obligations of Nabors and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the company. The Subordinated Debt Securities, when issued, will be subordinated in right of payment to the prior payment in full of all of our Senior Debt (as defined below), as described under "-- Subordination of Subordinated Debt Securities" and in a Prospectus Supplement applicable to an offering of Subordinated Debt Securities. The Debt Securities will be payable in currency of the United States or in such other foreign currency, currency unit or composite currency as may be specified in an applicable Prospectus Supplement.

     A Prospectus Supplement relating to the offering of particular Debt Securities (the "Offered Debt Securities") will set forth whether the Offered Debt Securities will be Senior Debt Securities or Subordinated Debt Securities, and will further set forth (to the extent applicable) the following terms of the Offered Debt Securities (Indentures, Section 3.01):

 (1) the title of the Offered Debt Securities;

 (2) any limit on the aggregate principal amount of the Offered Debt Securities;

 (3) the Person to whom any interest on the Offered Debt Securities will be payable, if other than the Person in whose name such Offered Debt Securities are registered on any Regular Record Date;

 (4) the date or dates, or the method or methods (and related procedures) by which such date or dates will be determined or extended, on which the principal of the Offered Debt Securities will be payable;

 (5) the rate or rates per annum (which may be fixed, floating or adjustable) at which the Offered Debt Securities will bear interest, if any, or the formula pursuant to which such rate or rates shall be determined, the date or dates from which such interest will accrue and the dates on which such interest, if any, will be payable and the Regular Record Dates for such interest payment dates;

 (6) whether the Offered Debt Securities will be secured;

 (7) the place or places where principal of (and premium, if any) and interest, if any, on the Offered Debt Securities will be payable;

 (8) if applicable, the price at which, the periods within which and the terms and conditions upon which the Offered Debt Securities may be redeemed in whole or in part at the option of Nabors;

 (9) if applicable, any obligation of Nabors to redeem or purchase Offered Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities will be redeemed or purchased, in whole or in part;

(10) if applicable, the terms of any right to convert or exchange the Offered Debt Securities into Securities or other securities of Nabors (provided, however, that any such other securities issuable upon conversion or exchange of Offered Debt Securities will be subject to registration under the Securities Act of 1933, as amended (the "Securities Act") or an applicable exemption therefrom);

(11) if other than denominations of $1,000 and any integral multiple thereof (or the equivalent thereof in one or more foreign currencies, currency units or composite currencies), the denominations in which the Offered Debt Securities will be issuable;

(12) if the amount of payments of principal of (or premium, if any) or interest, if any, on the Offered Debt Securities may be determined with reference to one or more indices, the manner in which such amounts will be determined;

(13) if other than currency of the United States, one or more foreign currencies, currency units or composite currencies in which the Offered Debt Securities are to be denominated;

(14) if other than the coin or currency in which the Offered Debt Securities are to be denominated, the coin or currency in which payment of the principal of or interest on the Offered Debt Securities shall be payable;

(15) the price or prices (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued and the portion of the principal amount of the Offered Debt Securities, if other than the principal amount thereof, payable upon acceleration of maturity thereof;

(16) whether all or any part of the Offered Debt Securities will be issued in the form of a Global Security or Securities and, if so, the depositary for, and other terms relating to, such Global Security or Securities;

(17) whether any of the Offered Debt Securities are Original Issue Discount Securities (as defined herein);

(18) whether the interest, if any, on the Offered Debt Securities is to be payable in securities of Nabors, and the terms and conditions applicable to any such payment;

(19) any event or events of default applicable with respect to the Offered Debt Securities in addition to those provided in the Indentures;

(20) any other covenant or warranty included for the benefit of the Offered Debt Securities in addition to (and not inconsistent with) those included in the Indentures for the benefit of Debt Securities of all series, or any other covenant or warranty included for the benefit of the Offered Debt Securities in lieu of any covenant or warranty included in the Indentures for the benefit of Debt Securities of all series, or any provision that any covenant or warranty included in the Indentures for the benefit of Debt Securities of all series shall not be for the benefit of the Offered Debt Securities, or any combination of such covenants, warranties or provisions;

(21) any restriction or condition on the transferability of the Offered Debt Securities;

(22) any authenticating or paying agents, registrars, conversion agents or other agents with respect to the Offered Debt Securities; and

(23) any other terms of the Offered Debt Securities.

Debt Securities may also be issued under the Indentures upon the exercise of Warrants. See "Description of Warrants."

     Debt Securities may be issued at a discount from their stated principal amount. Certain United States federal income tax considerations applicable to any Debt Security issued with original issue discount (an "Original Issue Discount Security") and any Debt Security on which the interest is to be payable in securities of Nabors may be described in an applicable Prospectus Supplement.

     If the purchase price of any of the Debt Securities is denominated in a foreign currency, currency unit or composite currency or if the principal of (and premium, if any) and interest on any series of Debt Securities is payable in one or more foreign currencies, currency units or composite currencies, the restrictions, elections, general tax considerations, specific terms and other information with respect to such Debt Securities and such foreign currencies, currency units or composite currencies will be set forth in an applicable Prospectus Supplement.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Debt Securities will be issued as registered securities without coupons in denominations of $1,000 or any integral multiple of $1,000 (or the equivalent thereof in one or more foreign currencies, currency units or composite currencies). (Indentures, Section 302.) No service charge will be made for any transfer or exchange of such Offered Debt Securities, but Nabors or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Indentures, Section 305.)

     Since Nabors is a holding company, the rights of Nabors, and the rights of creditors of Nabors (including the Holders of the Debt Securities), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise are necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that Nabors may be recognized as a creditor of the subsidiary. Generally, the Debt Securities will be effectively subordinated to all existing and future indebtedness of Nabors' operating subsidiaries.

     Unless otherwise specified in an applicable Prospectus Supplement, the Indentures will not contain any provisions that limit the ability of Nabors or any subsidiary to incur indebtedness or that afford Holders of the Debt Securities protection in the event of a highly leveraged or similar transaction involving Nabors or any subsidiary.

     Other Indebtedness. Certain of Nabors' existing debt instruments impose, and future debt instruments may impose, certain restrictions on Nabors, including restrictions on the payment of dividends and certain business combinations, and require Nabors to maintain certain financial ratios.

     The 6.80% Notes.  On March 9, 1999, Nabors issued $325,000,000 of 6.80%
notes due 2004. Interest on the 6.80% notes is payable semi-annually on April 15 and October 15, commencing on October 15, 1999. The 6.80% notes are redeemable in whole or in part, at the option of Nabors at any time, at a redemption price equal to the greater of (1) 100% of their principal amount or (2) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the date of redemption on a semi-annual basis using the comparable treasury security yield plus 25 basis points together in either case with accrued and unpaid interest. Certain restrictions have been imposed on Nabors as a result of the issuance of the 6.80% notes, including limitations on the incurrence of liens and certain sale-leaseback transactions.

     A portion of the proceeds from the issuance of the 6.80% notes were used to repay certain short-term and long-term borrowings of Nabors and to purchase rigs and related equipment from Bayard Drilling

Technologies, Inc., a wholly owned subsidiary of Nabors. The proceeds from the equipment sale were subsequently used by Bayard to repay certain Bayard senior debt.

     The 5% Notes. On May 28, 1996, Nabors issued $172.5 million of 5% Convertible Subordinated Notes with a scheduled maturity on May 15, 2006. Interest on the 5% notes is payable semi-annually on May 15 and November 15 of each year commencing November 15, 1996. The 5% notes are convertible into common shares of Nabors at any time, at a conversion price of $18.125 per share, subject to an adjustment in certain events. The 5% notes are redeemable at the option of Nabors, in whole or in part, at any time on or after May 15, 1999, initially at 103.5% and at decreasing prices thereafter to 100% at maturity, in each case together with accrued and unpaid interest. The 5% notes also may be repaid at the option of the holder at 101%, together with accrued and unpaid interest, any time prior to May 15, 2006 if there is a change in control, as defined in the applicable subordinated indenture.

     The 9.18% Notes. Nabors issued 9.18% Senior Secured Notes due July 31, 2006 in the principal amount of $40.0 million to the John Hancock Mutual Life Insurance Company and John Hancock Variable Life Insurance Company, pursuant to note purchase agreements dated October 1, 1992. The 9.18% notes are due in semi-annual installments of $4.0 million commencing January 2002 and impose certain restrictions on Nabors, including restrictions on the payments of dividends and certain business combinations. Nabors may pay dividends to the extent that Nabors' cumulative dividends, plus certain other payments since March 31, 1989, do not exceed 50% of Nabors' cumulative net income since March 31, 1989, plus the proceeds of any offering of equity securities of Nabors that are not redeemable at the option of the holder of the securities. As of March 31, 1999, retained earnings available for dividends totaled approximately $326.0 million. Also, proceeds from the sale of certain assets must be used to prepay the 9.18% notes to the extent that an amount equal to those proceeds is not invested by Nabors during a two-year period. The 9.18% notes also require that certain financial tests be met by Nabors on a consolidated basis, the most restrictive of which requires working capital to be in excess of $5.0 million. The 9.18% notes are guaranteed by Nabors and are collateralized by net assets with an aggregate book value of approximately $27.0 million as of December 31, 1998 and 1997. Interest on the 9.18% notes is payable semi-annually on July 31 and January 31 of each year.

     Nabors currently has credit facility arrangements with various banks with total availability of $253.3 million. As of May 31, 1999, remaining availability, after borrowings on the facilities and outstanding letters of credit, totaled approximately $234.6 million.

     The information included in item 8 (entitled "Financial Statements and Supplementary Data") in Part II of Nabors' 1998 Form 10-K is specifically incorporated by reference in this Prospectus.

EVENTS OF DEFAULT AND NOTICE OF DEFAULT

     Unless otherwise specified in the applicable Prospectus Supplement, the following events are defined in the Indentures as "Events of Default" with respect to Debt Securities of any series (Indentures, Section 501):

(1) failure to pay principal (including any sinking fund payment) of, or premium (if any) on, any Debt Security of that series when due (in the case of the Subordinated Indenture, whether or not payment is prohibited by the subordination provisions) and such failure continues for a period of 10 days;

(2) failure to pay interest, if any, on any Debt Security of that series when due and such failure continues for a period of 30 days;

(3) failure by Nabors to perform any other covenant in the Indentures (other than a covenant included in the Indentures solely for the benefit of a series of Debt Securities other than that series) which continues for a period of 90 days after written notice to Nabors;

(4) due to acceleration of any indebtedness for borrowed money in a principal amount in excess of $25.0 million for which Nabors or any Principal Subsidiary is liable, including Debt Securities of another series, or a default by Nabors or any Principal Subsidiary in the payment at final maturity of outstanding indebtedness for borrowed money in a principal amount in excess of $25.0 million, and such acceleration or default at maturity shall not be waived, rescinded or annulled within 30 days after written notice to Nabors thereof, unless such acceleration or default at maturity shall be remedied or cured by Nabors or such Principal Subsidiary or rescinded, annulled or waived by the holders of such indebtedness, in which case such acceleration or default at maturity shall not constitute an Event of Default under this provision; and

(5) certain events of insolvency, reorganization, receivership or liquidation of Nabors.

     No Event of Default with respect to Debt Securities of a particular series will necessarily constitute an Event of Default with respect to Debt Securities of any other series. If an Event of Default with respect to any outstanding series of Debt Securities occurs and continues, then either the Trustee or the Holders of at least 25% in principal amount of the outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Debt Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately; however, under certain circumstances, the Holders of a majority in aggregate principal amount of outstanding Debt Securities of that series may rescind or annul such declaration and its consequences.

     Reference is made to the Prospectus Supplement relating to any series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to the principal amount of such Original Issue Discount Securities due on acceleration upon the occurrence of an Event of Default and the continuation thereof.

     The Trustee is not charged with knowledge of any Event of Default unless written notice thereof has been given to the Trustee by Nabors, the Paying Agent or Holders of at least 25% in principal amount of the outstanding Debt Securities of that series. (Indentures, Section 501.) Each Indenture provides that the Trustee may withhold notice to the Holders of the Debt Securities of any default (except in payment of principal (or premium, if any) or interest, if any) if it considers it in the interest of the Holders of the Debt Securities to do so. (Indentures, Section 602.) Nabors must furnish annually to the Trustee a statement by one of certain specified officers of Nabors as to the compliance with all conditions and covenants of the Indentures. (Indentures, Section 1004.)

     The Holders of a majority in principal amount of the outstanding Debt Securities of any series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series, and to waive certain defaults. (Indentures, Sections 512 and 513.)

     The Indentures provide that, if an Event of Default occurs and continues, then the Trustee must exercise such of its rights and powers under the Indentures, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. (Indentures, Section 601.) Subject to these provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indentures at the request of any of the Holders of Debt Securities unless they have offered to the Trustee security or indemnity in form and substance reasonably satisfactory to the Trustee against the costs, expenses and liabilities that it might incur in compliance with the Holders' request. (Indentures, Section 603.)

     No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indentures or for any remedy thereunder, unless (Indentures, Section 507):

     (1) that Holder has previously given to the Trustee written notice of a continuing Event of Default;

     (2) the Holders of at least 25% in principal amount of the outstanding Debt Securities of the same series have made a written request, and offered indemnity to the Trustee in form and substance reasonably satisfactory to the Trustee, to institute the proceeding as Trustee;

     (3) the Trustee has not received from the Holders of a majority in principal amount of the outstanding Debt Securities of the same series a direction inconsistent with the request; and

     (4) the Trustee has failed to institute such proceeding within 60 days of the written request therefor.

However, these limitations do not apply to a suit instituted by a Holder of a Debt Security for enforcement of payment of the principal of (or premium, if any) or interest, if any, on that Holder's Debt Security on or after the respective due dates expressed in that Debt Security, or of the right to convert that Holder's Debt Security in accordance with the Indentures (if applicable). (Indentures, Section 508.)

MODIFICATION AND WAIVER

     Each Indenture allows Nabors and the Trustee, from time to time, without the consent of the Holders of any series of Debt Securities, to amend the Indenture or the applicable series of Debt Securities for certain specified purposes, including curing ambiguities or inconsistencies and making any change that does not adversely affect the rights of any Holder of that series of Debt Securities. (Indentures, Section 901.) Modifications and amendments of the Indentures may also be made by Nabors and the Trustee, with the consent of the Holders of not less than a majority of principal amount of each series of the outstanding Debt Securities issued under the Indentures which is affected by the modification or amendment; however, no such modification or amendment may, without the consent of each Holder of a Debt Security affected thereby (Indentures, Section 902):

(1) change the Stated Maturity of the principal of or any installment of principal or interest, if any, on any such Debt Security, except that, with the consent of the Holders of not less than 75% of the outstanding Debt Securities of any series, Nabors may postpone any interest payment in respect of that series for a period not to exceed three years;

(2) reduce the principal amount of (or premium, if any) or the interest rate, if any, on any such Debt Security or the principal amount due upon acceleration of any Original Issue Discount Security;

(3) change the place or currency of payment of principal of (or premium, if any) or the interest, if any, on any such Debt Security;

(4) impair the right to institute suit for the enforcement of any such payment on or with respect to any such Debt Security;

(5) reduce the percentage of the principal amount of Debt Securities necessary to modify or amend the Indentures;

(6) in the case of the Subordinated Indenture, modify the subordination provisions in a manner adverse to the holders of the Subordinated Debt Securities; or

(7) modify the foregoing requirements or reduce the percentage of outstanding Debt Securities necessary to waive compliance with certain provisions of the Indentures or to waive certain defaults.

     The holders of at least a majority of the aggregate principal amount of the outstanding Debt Securities of any series may, on behalf of all Holders of that series, waive compliance by Nabors with any of the provisions of the Indentures and waive any past default under the applicable Indenture, except a default in the payment of principal (and premium, if any), or interest (if any) or in the performance of certain covenants. (Indentures, Sections 908 and 513.)

DEFEASANCE AND COVENANT DEFEASANCE

     The Indentures allow Nabors to elect either:

(1) to defease and be discharged from all of its obligations with respect to any series of Debt Securities (including, in the case of Subordinated Debt Securities, the provisions described under "-- Subordination of Subordinated Debt Securities" and except for the obligations to exchange or register the transfer of such Debt Securities, to replace temporary, mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities, and to hold monies for payments in trust) ("defeasance"), or

(2) to be released from its obligations with respect to any series of Debt Securities concerning the restrictions described under "-- Consolidation, Merger or Sale of Assets" and any other covenants applicable to such Debt Securities (including, in the case of Subordinated Debt Securities, the provisions described under "-- Subordination of Subordinated Debt Securities") which are subject to covenant defeasance ("covenant defeasance"), and the occurrence of an event described and notice thereof in clauses (3) and (4) under "-- Events of Default and Notice of Default" (with respect to covenants subject to covenant defeasance) shall no longer be an Event of Default, in each case, upon the irrevocable deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and U.S. Government Obligations that, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, on such Debt Securities on the scheduled due dates therefor.

Such a trust may only be established if, among other things,

(a) Nabors has delivered to the Trustee (i) in the case of defeasance, an Opinion of Counsel stating that (A) Nabors has received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date of the Indenture, there has been a change in the applicable United States federal income tax law, in the case of either (A) or (B) to the effect that the holders of such Securities will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to such Securities and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur or (ii) in the case of covenant defeasance, an Opinion of Counsel to the effect that the Holders of such Debt Securities will not recognize gain or loss for United States federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred,

(b) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the applicable Indenture shall have occurred and be continuing on the date of such deposit, and

(c) in the case of Subordinated Debt Securities, (i) no default in the payment of principal of (or premium, if any) or interest, if any, on any Senior Debt beyond any applicable grace period shall have occurred and be continuing, or (ii) no other default with respect to any Senior Debt shall have occurred and be continuing and shall have resulted in the acceleration of such Senior Debt.

Nabors may exercise its defeasance option with respect to such Debt Securities notwithstanding its prior exercise of its covenant defeasance option. If Nabors exercises its defeasance option, payment of such Debt Securities may not be accelerated because of an Event of Default. If Nabors exercises its covenant defeasance option, payment of such Debt Securities may not be accelerated by reference to the covenants noted under clause (2) above. If Nabors omits to comply with its remaining obligations with respect to such Debt Securities under the applicable Indenture after exercising its covenant defeasance option, and if such Debt Securities are declared due and payable because of the occurrence of any Event of Default, then the amount of money and U.S. Government Obligations on deposit with the Trustee may, in certain circumstances, be insufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from the Event of Default; however, Nabors will remain liable for making such payments. (Indentures, Article Thirteen.)

CERTAIN COVENANTS

     Maintenance of Office or Agency. Nabors must maintain an office or agency in each Place of Payment for each series of Debt Securities, both for notice and demand purposes and for the purposes of presenting or surrendering Debt Securities for payment or registration of transfer or exchange. (Indentures, Section 1002.)

     Paying Agents, Etc. If Nabors acts as its own Paying Agent with respect to any series of Debt Securities, then, on or before each due date of the principal of or interest on any Debt Securities of that series, it must segregate and hold in trust for the benefit of the persons entitled thereto a sum that is sufficient to pay the amount due and must notify the Trustee promptly of its action or failure so to act. If Nabors has one or more Paying Agents for any series of Debt Securities, then, prior to each due date of the principal of or interest on any Debt Securities of that series, it must deposit with a Paying Agent a sum sufficient to pay such amount, and must promptly notify the Trustee of its action or failure to so act (unless the Paying Agent is the Trustee). All amounts that are paid by Nabors to a Paying Agent for the payment of principal of and interest on any Debt Securities and that remain unclaimed for two years after such principal and interest has become due and payable may be repaid to Nabors, and thereafter the holder of those Debt Securities may look only to Nabors for payment thereof. (Indentures, Section 1003.)

     Restrictive Covenants. Any restrictive covenants applicable to any series of Debt Securities will be described in an applicable Prospectus Supplement.

CONSOLIDATION, MERGER OR SALE OF ASSETS

     Nabors may not consolidate with or merge into any other Person or sell its property and assets as, or substantially as, an entirety to any Person and may not permit any Person to merge into or consolidate with Nabors unless (i) either Nabors will be the resulting or surviving entity or any successor or purchaser is a corporation, partnership or trust organized under the law of the United States of America, any State or the District of Columbia, and any such successor or purchaser expressly assumes Nabors' obligations under the Debt Securities in a supplemental indenture, (ii) immediately after giving effect to the transaction, no Event of Default shall have occurred and be continuing, and
(iii) certain other conditions are met. (Indentures, Section 801.)

CONVERSION RIGHTS

     The terms on which Debt Securities of any series may be convertible or exchangeable into Securities or other securities of Nabors will be set forth in the Prospectus Supplement relating to that series of Debt Securities (however, any such other securities issuable upon conversion or exchange of Debt Securities will be subject to registration under the Securities Act or an applicable exemption therefrom). The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of Nabors, and may include provisions requiring the number of securities to be received by the holders of Debt Securities to be calculated according to the market price of the securities to be received, as of a time stated in the Prospectus Supplement. (Indentures, Section 301 and Article Twelve.)

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     Unless otherwise indicated in the applicable Prospectus Supplement, the following provisions will apply to the Subordinated Debt Securities.

     To the extent set forth in the Subordinated Indenture, the Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all Senior Debt, including any Senior Debt Securities. (Subordinated Indenture, Section 1501.) Upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of Nabors, the holders of Senior Debt will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on the Senior Debt before the holders of

Subordinated Debt Securities will be entitled to receive or retain any payment in respect of the principal of (and premium, if any) or interest, if any, on the Subordinated Debt Securities. (Subordinated Indenture, Section 1502.)

     Because of the subordination of the Subordinated Debt Securities, if Nabors is liquidated or insolvent, then Holders of Subordinated Debt Securities may recover less, ratably, than holders of Senior Debt or other creditors of Nabors who are not subordinated to holders of Senior Debt.

     If the maturity of any Subordinated Debt Securities is accelerated, then the holders of all Senior Debt outstanding at that time will first be entitled to receive payment in full of all amounts due with respect to their Senior Debt (including any amounts due upon acceleration) before the Holders of the Subordinated Debt Securities will be entitled to receive any payment upon the principal of (or premium, if any) or interest, if any, on the Subordinated Debt Securities. (Subordinated Indenture, Section 1503.)

     Nabors is prohibited from making payments of principal (or premium, if any) or interest, if any, in respect of the Subordinated Debt Securities if a default in any payment with respect to Senior Debt, or an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof, has occurred and continues, or if any judicial proceeding is then pending with respect to any such default. (Subordinated Indenture, Section 1504.) For purposes of the subordination provisions, the payment, issuance and delivery of cash, property or securities (other than stock and certain subordinated securities of Nabors) upon conversion of a Subordinated Debt Security will be deemed to constitute payment on account of the principal of such Subordinated Debt Security. (Subordinated Indenture, Section 1516.) Therefore, these conversion payments, issuances or deliveries will be subordinated to the same extent as payments of principal of the Subordinated Debt Securities.

     "Debt" means (without duplication and without regard to any portion of principal amount that has not accrued and to any interest component thereof (whether accrued or imputed) that is not due and payable), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

(1) every obligation of such Person for money borrowed;

(2) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

(3) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person;

(4) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

(5) every capital lease obligation of such Person;

(6) the maximum fixed redemption or repurchase price of redeemable stock of such Person at the time of determination; and

(7) every obligation of the type referred to in clauses (1) through (6) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

     "Senior Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Nabors to the extent that such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Subordinated Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Subordinated Debt Securities or to other Debt which is pari passu with, or subordinated to, the Subordinated Debt Securities; however, Senior Debt will not be deemed to include (1) the Subordinated Debt Securities, (2) the Debt referred to in clause (6) of the definition of Debt or (3) the 5% notes.

     The Subordinated Indenture does not limit or prohibit the incurrence of additional Senior Debt, which may include indebtedness that is senior to the Subordinated Debt Securities, but subordinate to other obligations of Nabors. The Senior Debt Securities, when issued, will constitute Senior Debt. The indebtedness represented by the Notes, and all borrowings under revolving credit and other credit facilities maintained by Nabors or its subsidiaries, will also constitute Senior Debt. At May 31, 1999, Senior Debt outstanding aggregated approximately $390.9 million. See "-- General -- Other Indebtedness."

     The Prospectus Supplement may further describe the provisions, if any, applicable to the subordination of Subordinated Debt Securities of a particular series.

GLOBAL SECURITIES

     Debt Securities of a series may be issued in the form of one or more Global Securities that will be deposited with a depositary or its nominee. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be registered for transfer or exchange except as a whole by the depositary for such Global Security to the depositary's nominee and except in the circumstances described in the applicable Prospectus Supplement. (Indentures, Sections 204 and 305.)

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in an applicable Prospectus Supplement. Nabors expects that the following provisions will apply to depositary arrangements.

     Unless otherwise specified in an applicable Prospectus Supplement, if Debt Securities are to be represented by a Global Security deposited with or on behalf of a depositary, then the Global Security will be registered in the name of the depositary or its nominee. Upon the issuance of the Global Security, and the deposit of the Global Security with or on behalf of the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by the Global Security to the accounts of institutions that have accounts with the depositary or its nominee ("Participants"). The accounts to be credited will be designated by the underwriters or agents of the applicable Debt Securities or by Nabors, if the Debt Securities are offered and sold directly by Nabors. Ownership of beneficial interests in the Global Securities will be limited to Participants or Persons who hold interests through Participants. Ownership of beneficial interests by Participants in the Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee for the Global Security. Ownership of beneficial interests in the Global Security by Persons who hold through Participants will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by such Participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the depositary for a Global Security, or its nominee, is the registered owner of the Global Security, the depositary or the nominee, as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by the Global Security for all purposes under the applicable Indenture. Unless otherwise specified in an applicable Prospectus Supplement, owners of beneficial interests in Global Securities will not be entitled to have Debt Securities of the series represented by that Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of that series in certificated form, and will not be considered the owners or Holders of those Debt Securities for any purpose under the applicable Indenture. Accordingly, each Person owning a beneficial interest in a Global Security must rely on the procedures of the depositary and, if that Person is not a Participant, on the procedures of the Participant through which the Person owns its interest, to exercise any rights of a Holder under the applicable Indenture. Nabors understands that, under existing industry practices, if

Nabors requests any action of Holders or an owner of a beneficial interest in a Global Security desires to give any notice or take any action that a Holder is entitled to give or take under the applicable Indenture, then the depositary would authorize the Participants to give the notice or take the action, and Participants would authorize beneficial owners owning through the Participants to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

     Principal of, and any premium and interest on, a Global Security will be payable in the manner described in an applicable Prospectus Supplement. Payment of principal of, and any premium or interest on, Debt Securities registered in the name of or held by a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing those Debt Securities. None of Nabors, the Trustee, any Paying Agent, or the Registrar for those Debt Securities will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Security for Debt Securities or for maintaining, supervising, or reviewing any records relating to those beneficial ownership interests.

THE TRUSTEE

     Each Indenture contains certain limitations on the Trustee's right, if it becomes a creditor of Nabors within three months of, or subsequent to, a default by Nabors, to make payment in full of principal of, or interest on, any series of Debt Securities when and as the principal and interest become due and payable, to obtain payment of claims, or to realize for the Trustee's own account on property received in respect of any claim as security or otherwise, unless and until the default is cured. (Indentures, Section 613.)

     The Trustee or its affiliates may act as depositary for funds of, make loans to, perform other services for, or be a customer of, Nabors in the ordinary course of business.

GOVERNING LAW

     The Indentures are governed by and will be construed in accordance with the laws (except for principles of conflicts of laws) of the State of New York. (Indentures, Section 112.)

               DESCRIPTION OF CAPITAL STOCK AND DEPOSITARY SHARES

AUTHORIZED CAPITAL STOCK

     Pursuant to Nabors' Restated Certificate of Incorporation, the authorized capital stock of Nabors consists of 200,000,000 shares of Common Stock, par value $.10 per share, 8,000,000 shares of Class B Stock, par value $.10 per share, none of which are outstanding, and 10,000,000 shares of Preferred Stock, par value $.10 per share, none of which are outstanding.

     As of May 31, 1999, Nabors had 107,010,097 shares of common stock outstanding, 19,543,434 shares of common stock reserved for issuance pursuant to option and employee benefit plans and 9,517,132 shares of common stock reserved for issuance upon the conversion of the 5% notes. In addition, we have reserved 333,988 shares of common stock for issuance upon the exercise of outstanding warrants and 19,750,000 shares of common stock for issuance upon the consummation of our pending acquisition of Pool Energy Services Co. For more information concerning this pending acquisition, please see our Form 10-Q for the period ended March 31, 1999 under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

PREFERRED STOCK

     The following description sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms, and the particular terms of a specific series of Preferred Stock, will be described in the Prospectus Supplement relating to that series. If so indicated in the applicable Prospectus Supplement, the terms of any specific series may differ from the terms set forth below. The summary of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in their entirety by reference to the Certificate of Incorporation (as it may be amended from time to time) and the certificate of designations relating to that series of Preferred Stock (the "Certificate of Designations"), which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus forms a part at or prior to the time of issuance of that series of the Preferred Stock.

     General. Under the Certificate of Incorporation, the Board of Directors of Nabors is authorized, without further stockholder action, to issue from time to time up to 10,000,000 shares of Preferred Stock and to fix and determine the voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of any series of Preferred Stock, including, without limitation, any voting rights, any dividends payable and any right of the shares of that series to convert into or be exchanged for other securities of Nabors (provided, however, that any securities issuable upon conversion or exchange of Preferred Stock will be subject to registration under the Securities Act or an applicable exemption therefrom). Thus, the Board of Directors of Nabors, without stockholder approval, could authorize the issuance of Preferred Stock with voting, conversion and other rights that could adversely affect the voting power (if any) and other rights of other series of the Preferred Stock or of the Common Stock. As of the date of this Prospectus, Nabors has no Preferred Stock outstanding.

     The Preferred Stock will have the dividend, liquidation, redemption and voting rights set forth below, unless otherwise provided in the Prospectus Supplement relating to a particular series of Preferred Stock. The applicable Prospectus Supplement will describe:

(1) the designation and the number of shares offered;

(2) the amount of liquidation preference per share;

(3) the price at which that Preferred Stock will be issued;

(4) the dividend rate (or method of calculation), if any, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to cumulate;

(5) any redemption or sinking fund provisions;

(6) the terms of any rights to convert or exchange the Preferred Stock into other securities of Nabors;

(7) whether Nabors has elected to offer Depositary Shares (as defined below);
    and

(8) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

     As indicated elsewhere herein (see "Description of Debt
Securities -- General"), because Nabors is a holding company, its rights and the rights of holders of its securities, including the holders of Preferred Stock, to participate in the distribution of assets of any subsidiary of Nabors upon the subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors and preferred stockholders, except to the extent that Nabors may itself be a creditor with recognized claims against the subsidiary or a holder of preferred stock of the subsidiary. The Preferred Stock will rank prior to the Common Stock and the Class B Stock with respect to dividend rights and rights upon winding up and dissolution of Nabors.

     The Preferred Stock will be issued in one or more series. The holders of Preferred Stock will have no preemptive rights. Preferred Stock will be fully paid and nonassessable when issued upon full payment of the purchase price therefor. Unless otherwise specified in the Prospectus Supplement relating to a particular series of Preferred Stock, each series of Preferred Stock offered hereby will rank on a parity as to dividends and liquidation rights in all respects with each other series of Preferred Stock. The Prospectus Supplement will contain, if applicable, a description of material United States federal income tax consequences relating to the purchase and ownership of shares of the series of Preferred Stock offered by the Prospectus Supplement.

     Dividend Rights. Unless otherwise set forth in the applicable Prospectus Supplement, holders of shares of each series of the Preferred Stock will be entitled to receive, when, as and if declared by the

Board of Directors of Nabors out of funds legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of Preferred Stock. Different series of Preferred Stock may be entitled to dividends at different rates or based upon different methods of determination. The dividend rate may be fixed or variable or both. Each dividend will be payable to the holders of record as they appear on the stock books of Nabors, on the record dates fixed by the Board of Directors of Nabors or a duly authorized committee thereof. Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the related Prospectus Supplement.

     Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of Nabors, the holders of shares of each series of Preferred Stock will be entitled to receive liquidating distributions in the amount set forth in the Prospectus Supplement relating to that series of Preferred Stock, out of assets of Nabors available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or the Class B Stock or any other class of stock ranking junior to that series of Preferred Stock upon liquidation.

     Redemption. One or more series of the Preferred Stock may be redeemable, in whole or in part, at the option of Nabors, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the applicable Prospectus Supplement.

     Conversion and Exchange. The terms, if any, on which shares of any series of Preferred Stock will be convertible into or exchangeable for other securities of Nabors will be set forth in the applicable Prospectus Supplement (however, any securities issuable upon conversion or exchange of Preferred Stock will be subject to registration under the Securities Act or an applicable exemption therefrom). The conversion or exchange terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of Nabors, in which case the number of other securities of Nabors to be received by the holders of that series of Preferred Stock would be calculated as of a time and in the manner stated in the Prospectus Supplement.

     Transfer Agent and Registrar. The transfer agent, registrar and dividend disbursement agent for the Preferred Stock will be designated in the applicable Prospectus Supplement. The registrar for shares of Preferred Stock will send to stockholders notices of any meetings at which holders of the applicable series of Preferred Stock will have the right to elect directors of Nabors or to vote on any other matter.

     Voting Rights. The holders of Preferred Stock of a series offered hereby will not have any voting rights, except as indicated in the applicable Prospectus Supplement or as required by applicable law.

DEPOSITARY SHARES

     General. Nabors may, at its option, offer receipts for fractional interests ("Depositary Shares") in Preferred Stock, rather than full shares of Preferred Stock. In that event, receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fraction (which will be set forth in the Prospectus Supplement relating to the applicable series of Preferred Stock) of a share of a particular series of Preferred Stock, will be issued as described below.

     The shares of any series of Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement between Nabors and a Depositary to be named by Nabors in the applicable Prospectus Supplement. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by that Depositary Share, to all of the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption, subscription and liquidation rights). The following summary of certain provisions of the Deposit Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Deposit Agreement, including the definitions therein of certain terms. Copies of the forms of Deposit Agreement and Depositary Receipt are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to those exhibits.

     Dividends and Other Distributions. The Depositary will distribute all cash dividends or other cash distributions received in respect of the applicable series of Preferred Stock to the record holders of Depositary Shares relating to that series in proportion to the amount of those Depositary Shares owned by the holders.

     In the event of a distribution other than in cash, then the Depositary will distribute property received by it to the record holders of Depositary Shares in an equitable manner, unless Nabors, after consulting with the Depositary, determines that it is not feasible to make the distribution, in which case the Depositary may sell the distributed property and distribute the net proceeds from the sale to the holders.

     Redemption of Depositary Shares. If a series of Preferred Stock represented by Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from any redemption of any shares of that series of Preferred Stock held by the Depositary. The redemption price per Depositary Share will equal the applicable fraction of the redemption price per share payable with respect to that series of Preferred Stock. Whenever Nabors redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem, as of the same redemption date, the number of Depositary Shares representing shares of Preferred Stock so redeemed. If fewer than all of the Depositary Shares are to be redeemed, then the Depositary Shares to be redeemed will be selected by lot, pro rata or by another equitable method.

     Withdrawal of Preferred Stock. Any holder of Depositary Shares may receive, upon surrender of the corresponding Depositary Receipts to the Depositary, the number of whole shares of the related series of Preferred Stock and any money or other property represented by the surrendered Depositary Receipts. Holders of Depositary Shares that surrender their Depositary Receipts will be entitled to receive whole shares of Preferred Stock on the basis set forth in the related Prospectus Supplement for the applicable series of Preferred Stock, but holders of whole shares of that series of Preferred Stock will not be entitled to subsequently deposit those shares of Preferred Stock under the Deposit Agreement or to receive Depositary Receipts therefor. If the Depositary Shares surrendered by a holder in connection with a withdrawal exceed the number of Depositary Shares that represent the number of whole shares of Preferred Stock to be withdrawn, then the Depositary will deliver to that holder at the same time a new Depositary Receipt evidencing the excess number of Depositary Shares.

     Voting the Preferred Stock. Upon receipt of a notice of any meeting at which the holders of a series of Preferred Stock are entitled to vote, the Depositary will mail the information contained in the notice to the record holders of the Depositary Shares relating to that series of Preferred Stock. Each record holder of the Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary to exercise the voting rights pertaining to the shares of Preferred Stock represented by that holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the amount of the Preferred Stock represented by those Depositary Shares in accordance with the holder's instructions, and Nabors will take all reasonable action that the Depositary may deem necessary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the Preferred Stock to the extent that it does not receive specific instructions from the holder of Depositary Shares representing those shares of Preferred Stock.

     Amendment and Termination of Deposit Agreement. The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between Nabors and the Depositary. However, any amendment that imposes any fees, taxes or other charges payable by holders of Depositary Receipts (other than taxes and other governmental charges, fees and other expenses payable by such holders as stated under "-- Depositary Shares -- Charges of Depositary"), or that otherwise prejudices any substantial existing right of holders of Depositary Receipts, will not affect outstanding Depositary Receipts until 90 days after notice of the amendment has been mailed to the record holders of outstanding Depositary Receipts. Every holder of Depositary Receipts at the time the amendment becomes effective will be deemed to consent and agree to the amendment and to be bound by the Deposit Agreement, as so amended. No amendment may impair the right of any owner of Depositary Shares to receive shares of the Preferred Stock and any money or other property represented thereby, subject to the conditions specified in the Deposit Agreement, upon surrender of the Depositary Receipts evidencing such Depositary Shares, except in order to comply with mandatory provisions of applicable law.

     Whenever so directed by Nabors, the Depositary will terminate the Deposit Agreement by mailing notice of termination to the record holders of all Depositary Receipts then outstanding at least 30 days before the termination date stated in the notice. The Depositary may also terminate the Deposit Agreement if 45 days have expired after the Depositary delivered to Nabors a written notice of its election to resign and a successor depositary has not been appointed and accepted its appointment. If any Depositary Receipts remain outstanding after the date of termination, the Depositary will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders of Depositary Receipts, and will not give any further notices (other than notice of termination) or perform any further acts under the Deposit Agreement, except that the Depositary will continue (1) to collect dividends and any other distributions on the Preferred Stock and (2) to deliver the Preferred Stock, together with the corresponding dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for Depositary Receipts surrendered. At any time after two years from the date of termination, the Depositary may sell the Preferred Stock then held by it at public or private sales, at such place or places and upon such terms as it deems proper, and may hold the net proceeds of any sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of Depositary Receipts which have not been surrendered.

     Resignation and Removal of Depositary. The Depositary may resign at any time by delivering notice of its election to do so to Nabors, and Nabors may at any time remove the Depositary. Any resignation or removal will take effect upon the appointment of a successor Depositary and its acceptance of such appointment. The successor Depositary must be appointed within 45 days after delivery of the notice of resignation or removal and must be a bank or trust company, or an affiliate of a bank or trust company, having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

     Charges of Depositary. Nabors will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and issuance of Depositary Receipts, all withdrawals of shares of Preferred Stock by owners of Depositary Shares, any redemption of the deposited Preferred Stock and the distribution of information to holders of the Depositary Receipts. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and any other charges that are expressly provided in the Deposit Agreement to be at their expense.

     Miscellaneous. The Depositary will forward to the holders of Depositary Receipts all reports and communications from Nabors that are delivered to the Depositary and that Nabors is required or otherwise determines to furnish to the holders of the corresponding series of Preferred Stock.

     Neither the Depositary nor Nabors will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Depositary under the Deposit Agreement are limited to performing its duties thereunder without negligence or bad faith. The obligations of Nabors under the Deposit Agreement are limited to performing its duties thereunder in good faith. Neither Nabors nor the Depositary will be required to prosecute or defend any legal proceeding regarding any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. Nabors and the Depositary may rely upon the advice of counsel or accountants, or upon information provided by persons presenting Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

COMMON STOCK; CLASS B STOCK

     General. Holders of shares of Common Stock are entitled to one vote per share, and holders of shares of Class B Stock have no voting rights except as required by applicable law. Holders of shares of Common Stock do not have the right to cumulate votes in the election of directors. A special meeting of stockholders may be called by the Board of Directors of Nabors and must be called upon the written request of the holders of not less than 50% of Nabors' stock then outstanding and entitled to vote. Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without prior notice by written consent only if the consent is signed by each stockholder entitled to vote on the matter.

     Holders of Class B Stock may convert their shares into shares of Common Stock at any time, unless the conversion would cause a holder, together with the holder's affiliates, to own, control or vote more shares of Nabors' stock than permitted by applicable law. Stockholders of Nabors do not have preemptive rights to subscribe for shares of any class of Nabors' capital stock.

     Dividends. Holders of shares of Common Stock and Class B Stock are entitled to participate equally on a per-share basis in any dividends that the Board of Directors of Nabors may declare from time to time out of funds of Nabors legally available for the payment of dividends. However, Nabors has neither declared nor paid any cash dividends on its Common Stock or Class B Stock since 1982. Certain of Nabors' debt instruments (see "Description of Debt
Securities -- General -- Other Indebtedness") restrict, and the terms of any series of Debt Securities or Preferred Stock issued pursuant to this Prospectus may restrict, Nabors' ability to pay dividends. Under the terms of existing instruments, Nabors may pay dividends to the extent that cumulative dividends plus certain other payments since March 31, 1989, do not exceed 50% of Nabors' cumulative net income since March 31, 1989, plus the proceeds of any offering of equity securities of Nabors that are not redeemable at the option of the holder of the securities. As of March 31, 1999, retained earnings available for dividends totaled approximately $326 million. Nabors does not intend to pay any cash dividends on its Common Stock or Class B Stock for the foreseeable future.

     Transfer Agent and Registrar. The transfer agent and registrar for the Common Stock is First Chicago Trust Company of New York.

     The foregoing descriptions of the Preferred Stock and Common Stock are summaries, and reference is herein made to the detailed provisions of the Certificate of Incorporation (including, without limitation, the Certificate of Designations relating to any series of Preferred Stock, filed hereafter and incorporated by reference herein) and Nabors' Amended and Restated By-Laws.

CERTAIN CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS

     Under Delaware law, a corporation may include provisions in its certificate of incorporation which relieve its directors of monetary liability for breach of their fiduciary duty, except under certain circumstances which include a breach of a director's duty of loyalty, acts or omissions not in good faith or involving intentional misconduct and a knowing violation of law, or any transaction from which the director derived an improper personal benefit. The Certificate of Incorporation provides that Nabors' directors are not liable to Nabors or its stockholders for monetary damages for breach of their fiduciary duties, subject to the exceptions specified by Delaware law.

     Delaware law also provides that, when an officer, director, employee or agent of a corporation is a party to, or its threatened to be made a party to, any action, the corporation may indemnify such persons against expenses (including attorneys' fees) and judgments, fines and amounts paid in settlement, if that person acted in good faith and reasonably believed his or her actions were in, or not opposed to, the best interests of the corporation, and were not unlawful. Delaware law also provides that a person to be indemnified has the right to be advanced any expenses incurred in his defense against any action prior to the final disposition thereof and upon such terms as the board of directors may determine. The Certificate of Incorporation provides these rights to Nabors' officers, directors, employees and agents. Certain directors and officers of Nabors are also parties to employment agreements which provide for these and other indemnification rights in accordance with Delaware law.

     Under Delaware law, the power to adopt, amend and repeal by-laws is conferred solely on the stockholders unless the corporation's certificate of incorporation also confers this power upon its board of directors. Under the Certificate of Incorporation the Board of Directors of Nabors has been granted this power. The Certificate of Incorporation and By-laws also provide that the number of directors shall be fixed by resolution of the Board of Directors of Nabors from time to time, but shall not be less than five nor more than eleven. As of the date of this Prospectus, the number of directors is fixed at eight. These provisions, in addition to the staggered Board of Directors discussed below and the existence of authorized but unissued capital stock, may have the effect, either alone or in combination with each other, of discouraging or making more difficult an acquisition of Nabors deemed undesirable by the Board of Directors of Nabors.

     The Certificate of Incorporation provides that the board of directors of Nabors is divided into three classes of directors. Each class of directors serves a staggered three-year term. The classified board may make it more difficult for any stockholder who is attempting to acquire Nabors, including a stockholder holding a majority of shares, to succeed. Such a stockholder will be unable to force immediate changes in the composition of a majority of the Board of Directors of Nabors, since the terms of approximately one-third of the incumbent directors would expire each year, and at least two annual meetings would be required for stockholders to change a majority of the Board of Directors.

                            DESCRIPTION OF WARRANTS

     Nabors may issue Warrants to purchase Debt Securities, Common Stock or Preferred Stock (which may be represented by Depositary Shares). Warrants may be issued independently or together with any other Securities and may be attached to or separate from other Securities. Warrants will be issued under separate Warrant Agreements to be entered into between Nabors and a Warrant Agent specified in the applicable Prospectus Supplement.

     The following sets forth certain general terms and provisions of the Warrants offered hereby. Copies of the forms of Warrant Agreements are filed as exhibits to the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to those exhibits. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement. If so indicated in the applicable Prospectus Supplement, the terms of any Warrants may differ from the terms set forth below. The Warrants will be denominated in U.S. dollars or in such foreign currency, currency unit or composite currency as may be specified in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the terms of any series of Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following:

 (1) the title of the Warrants;

 (2) the aggregate number of the Warrants;

 (3) the price or prices for which the Warrants will be issued;

 (4) the currency, currency unit or composite currency in which the price for the Warrants will be payable;

 (5) the designation, number and terms of the Debt Securities, Common Stock or Preferred Stock purchasable upon exercise of the Warrants, and procedures pursuant to which such numbers may be adjusted;

 (6) the designation and terms of the Debt Securities, Common Stock or Preferred Stock, if any, with which the Warrants are issued and the number of Warrants issued with each such Security;

 (7) the date, if any, on and after which the Warrants and the related underlying Security will be separately transferable;

 (8) the exercise price or prices at which the Debt Securities, Common Stock or Preferred Stock purchasable upon exercise of the Warrants may be purchased, or provisions for determining the exercise price or prices, procedures pursuant to which the exercise price or prices may be adjusted, and (if not U.S. dollars) the foreign currency, currency unit or composite currency in which the exercise price or prices are denominated;

 (9) the date on which the right to exercise the Warrants will commence and the date on which that right will expire;

(10) whether the Warrants will be issued in bearer form;

(11) the minimum or maximum amount of Warrants that may be exercised at any one time;

(12) information with respect to book-entry procedures, if any;

(13) a discussion of certain United States federal income tax considerations;
     and

(14) any other terms of the Warrants, including terms, procedures and limitations relating to the transferability, exchange and exercise of the Warrants.

     Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Securities purchasable upon exercise, and will not be entitled to

 (1) receive payments of principal of (or premium, if any) or interest, if any, on any Debt Securities purchasable upon exercise,

 (2) receive dividend payments, if any, with respect to any underlying Securities or

 (3) exercise the voting rights of any Common Stock or Preferred Stock purchasable upon exercise.

EXERCISE OF WARRANTS

     Unless otherwise indicated in the applicable Prospectus Supplement relating thereto, the Warrants will be issued in registered form. Each Warrant will entitle its holder to purchase for cash the principal amount or number of securities of Nabors at the exercise price set forth in, or determinable from, the applicable Prospectus Supplement relating to the Warrants offered thereby. Warrants may be exercised as set forth in the applicable Prospectus Supplement relating to the Warrants offered thereby at any time up to the close of business on the expiration date set forth in the Prospectus Supplement. After the close of business on the expiration date (or any later expiration date, as extended by Nabors), unexercised Warrants will become void.

     Upon receipt of payment and of the certificate evidencing a Warrant, properly completed and duly executed, at the corporate trust office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement, Nabors will, as soon as practicable, forward the Securities purchasable upon such exercise. If less than all of the Warrants represented by a surrendered Warrant certificate are exercised, a new Warrant certificate will be issued for the remaining Warrants.

MODIFICATIONS

     The Warrant Agreements and the terms of the Warrants may be amended by Nabors and the Warrant Agent, without the consent of the holders of Warrants, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained therein, or in any other manner which Nabors may deem necessary or desirable and which will not materially and adversely affect the interests of holders of outstanding Warrants.

     Nabors and the Warrant Agent also may modify or amend certain other terms of the Warrant Agreements and the Warrants with the consent of the holders of not less than a majority in number of the then-outstanding unexercised Warrants affected. However, no such modification or amendment may be made without the consent of the affected holders if the amendment would (1) shorten the period of time during which the Warrants may be exercised; (2) otherwise materially and adversely affect the exercise rights of the holders of the Warrants; or (3) reduce the number of outstanding Warrants.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     If at any time there occurs a merger of, consolidation of, or sale of substantially all of the assets of, Nabors, as a result of which securities underlying Warrants are converted into the right to receive stock, securities or other property, then each outstanding Warrant will thereafter only be exercisable for the kind and amount of stock, securities or other property receivable upon the consummation of that transaction by a holder of the number of securities underlying the Warrant.

ENFORCEABILITY OF RIGHTS BY HOLDERS

     The Warrant Agent will act solely as an agent of Nabors in connection with the issuance and exercise of any Warrants. The Warrant Agent will have no duty or responsibility in case of any default by Nabors in the performance of its obligations under the Warrant Agreements or the Warrant certificates. Each holder of Warrants may, without the consent of the Warrant Agent, enforce by appropriate legal action, on its own behalf, its right to exercise its Warrants.

                              SELLING STOCKHOLDERS

     In addition to covering the offering of Securities by Nabors, this Prospectus covers the offering for resale of an unspecified number of shares of Common Stock by Selling Stockholders. The applicable Prospectus Supplement will set forth, with respect to each Selling Stockholder,

(1) the name of the Selling Stockholder,

(2) the nature of any position, office or other materials relationship which the Selling Stockholder will have had within the prior three years with Nabors or any of its predecessors or affiliates,

(3) the number of shares of Common Stock owned by the Selling Stockholder prior to the offering,

(4) the amount of Common Stock to be offered for the Selling Stockholder's account and

(5) the amount and (if one percent or more) the percentage of the Common Stock to be owned by the Selling Stockholder after completion of the offering.

     The Selling Stockholders may include or consist of, from time to time, such underwriters and/or other persons with whom Nabors may enter into standby arrangements from time to time as described under "Plan of Distribution."

                              PLAN OF DISTRIBUTION

DISTRIBUTION BY NABORS

     Nabors may sell Securities to one or more underwriters for public offering and sale by them, and also may sell Securities directly to investors or to other purchasers or through dealers or agents. Any such underwriter, dealer or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

     In addition, Nabors may determine, from time to time, to redeem, repurchase or tender for some or all of its outstanding indebtedness. In that case, Nabors may determine to enter into an agreement with one or more underwriters or other persons pursuant to which such underwriter or person would agree to act as a "standby purchaser" and purchase from Nabors a number of shares of Common Stock or other securities of Nabors as would be required to fund some or all of the applicable redemption, repurchase or tender offer price. Alternatively, a standby purchaser may agree to purchase directly any redeemed, repurchased or tendered indebtedness and receive, as compensation therefor, securities issued by Nabors. The agreement might also provide that the standby purchaser would resell the securities received from Nabors. In such case, the standby purchaser may be deemed to be an underwriter and may be required to resell such securities pursuant to a Prospectus Supplement to this Prospectus. The applicable terms of any such agreement or arrangement, including terms relating to compensation and the identity of any such standby purchaser, would be disclosed in a Prospectus Supplement.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Sales of Common Stock offered hereby may be effected from time to time in one or more transactions on the American Stock Exchange or in negotiated transactions or a combination of such methods of sale.

     In connection with distributions of Common Stock or otherwise, Nabors may enter into hedging transactions with broker-dealers in connection with which such broker-dealers may sell Common Stock registered hereunder in the course of hedging through short sales the positions they assume with Nabors.

     In connection with the sale of Securities, underwriters, dealers or agents may receive compensation from Nabors or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from Nabors (along with any profit on the resale of Securities by them) may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter, dealer or agent will be identified, and any such compensation received from Nabors will be described, in the applicable Prospectus Supplement. Unless otherwise indicated in the applicable Prospectus Supplement, any agent will be acting on a best efforts basis and any dealer will purchase Securities as a principal, and may then resell such Securities at varying prices to be determined by the dealer.

     Under agreements which may be entered into by Nabors, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by Nabors against (and contribution toward) certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by Nabors for certain expenses.

     If so indicated in the applicable Prospectus Supplement, Nabors will authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase offered Securities from Nabors, at the public offering price set forth in the Prospectus Supplement, pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of the offers.

     Certain underwriters, dealers or agents and their associates may engage in transactions with and perform services for Nabors in the ordinary course of business.

     The Securities may or may not be listed on a national securities exchange or a foreign securities exchange (other than the Common Stock, which is listed on the American Stock Exchange). Any Common Stock sold pursuant to a Prospectus Supplement will be listed on the American Stock Exchange, subject to official notice of issuance. Any underwriters to whom Securities are sold by Nabors for public offering and sale may make a market in those Securities, but the underwriters will not be obligated to do so and may discontinue any market making activities at any time without notice. No assurances can be given that there will be an active trading market for the Securities.

DISTRIBUTION BY SELLING STOCKHOLDERS

     Distribution of any shares to be offered by one or more of the Selling Stockholders may be effected from time to time in one or more transactions (which may involve block transactions) (1) on the American Stock Exchange, (2) in the over-the-counter market, (3) in transactions otherwise than on the American Stock Exchange or in the over-the-counter market or (4) in a combination of any of these transactions. The transactions may be effected by the Selling Stockholders at market prices prevailing at
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the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholders may from time to time offer their shares through underwriters, brokers, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Stockholders and/or the purchasers of the shares for whom they act as agent. From time to time the Selling Stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of Nabors, or derivatives thereof, and may sell and deliver their shares in connection therewith. In addition, the Selling Stockholders may from time to time sell their shares in transactions permitted by Rule 144 under the Securities Act.

     As of the date of this Prospectus, no underwriter, broker, dealer or agent has been engaged by Nabors in connection with the distribution of shares pursuant to this Prospectus by the Selling Stockholders. To the extent required, the number of shares to be sold, the purchase price, the name of any applicable agent, broker, dealer or underwriter and any applicable commissions with respect to a particular offer will be set forth in the applicable Prospectus Supplement. The aggregate net proceeds to the Selling Stockholders from the sale of their shares offered hereby will be the sale price of those shares, less any commissions, if any, and other expenses of issuance and distribution not borne by Nabors.

     The Selling Stockholders and any brokers, dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, concessions and commissions received by such brokers, dealers, agents or underwriters and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts and commissions under the Securities Act.

     The applicable Prospectus Supplement will set forth the extent to which Nabors will have agreed to bear fees and expenses of the Selling Stockholders in connection with the registration of the shares being offered hereby by them. Nabors may, if so indicated in the applicable Prospectus Supplement, agree to indemnify Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act.

                             VALIDITY OF SECURITIES

     The legal validity of the Securities offered pursuant to this Prospectus will be passed upon for Nabors by Winston & Strawn, New York, New York, and for any underwriters or agents by counsel to be named in the appropriate Prospectus Supplement.

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

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